Contact: Susan Tomera Angeletti

724-465-4870

TO BE RELEASED

9:00 a.m., Tuesday, March 22, 2005

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.28 per share cash dividend at its regular meeting held March 21, 2005. The dividend is payable on April 25, 2005 to shareholders of record on April 1, 2005. This dividend represents an 8.0 percent increase over the same period last year and a 3.0 percent annualized yield using the March 18, 2005 closing stock price of $36.90.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc., operates 51 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.0 billion, S&T Bancorp, Inc. stock trades on the NASDAQ National Market System under the symbol STBA.